Exhibit 99.2
Qumu Corporation
Q3 2015
Conference Call
November 5, 2015

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Qumu Corporation Q3 2015 Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star followed by the two. If you are using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Thursday, November 5, 2015.

I would now like to turn the conference over to Vern Hanzlik, President and CEO of Qumu.

Vern Hanzlik

Thank you, Operator. Good afternoon everyone and thank you for joining us for our fiscal third-quarter 2015 earnings conference call.

Some of our comments today may also contain forward-looking statements which are subject to risks, uncertainties and assumptions. Should any of these materialize or should our assumptions prove to be incorrect, actual Company results could differ materially from these forward-looking statements. A description of our risks, uncertainties and assumptions and other factors that could affect our financial results are included in our SEC filings, including our most recent reports on Form 10-K and Form 10-Q.

During our call, we may offer additional metrics to provide further insight into our business or results. This detail may or may not be provided in the future. We may also reference certain unreleased services or features not yet available, and we cannot guarantee the timing or availability of these services or features. So we recommend customers listening today make purchase decisions based on services or features currently available.

To begin, I want to share with everyone how excited I am to be leading Qumu at this pivotal time in the evolution of the fast growing enterprise video market as we drive to expand our leadership and market position. I believe we have the strongest team and the best product in the market today.

With me today is Peter Goepfrich, our CFO. I’m looking forward to working more closely with Peter as he continues to make a positive impact on our operations and financial processes. His experience and capabilities will be key to our success, not just around cost containment but around the entire sale process.

I will begin the call with third quarter financial highlights and our current financial outlook. Peter will then provide additional financial information. From there I will provide other operational highlights and comments on our market. After that we will open the call to questions.

Third Quarter Financial Highlights

•	In the third quarter we delivered excellent revenue growth and implemented a significant expense reduction program.

•	We generated record quarterly revenue of $9.6 million, an increase of 64%, compared to the third quarter 2014 and an increase of 10% sequential growth compared to the second quarter 2015.

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The year-over-year quarterly growth in license and appliance revenue is primarily attributable to an increase in perpetual license bookings. The year-over-year quarterly growth in services is due to increases in all areas, including maintenance and support, subscription and support, and professional services.

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Contracted commitments were $7.5 million for the third quarter compared to $6.6 million for the third quarter 2014 and $8.3 million for the second quarter 2015. The decline from the second quarter 2015 was primarily due to the timing of maintenance and support renewals.

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Geographically, the Americas market continues to show strong adoption of enterprise video. Our Enterprise business performed well and we see strength building in the EMEA region under new leadership. In APAC we closed a transaction with a large manufacturer for live and video on demand applications and we continue to make progress developing a pipeline through our partnership with Fujitsu.

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One of our Americas wins in the third quarter is a Fortune 500 diversified chemical manufacturer. They have tens of thousands of employees and hundreds of offices distributed around the world. Like many businesses they have invested in an ‘inside the firewall’ video platform to maximize employee engagement and collaboration. This company runs over 300 live events on an annual basis with our video platform and are starting to expand to the next level with mobile and user generated content.

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Now on to our expense reduction program implemented in the third quarter to align our expense structure with revenue. The expense reduction program is expected to result in more than $9 million in annualized expense savings compared to the first nine months of 2015 when annualized. The expense reductions impacted all functional areas and included both headcount and outside service providers.

Guidance

During the balance of 2015, we continue to expect significant bookings and revenue growth based on a strong Q4 pipeline. As a result, we expect:

•	Annual revenue growth in 2015 of approximately 30%

•	Gross margins in 2015 of approximately 48%, and

•	Cash and marketable securities at the end of 2015 to be approximately $14 million

Additionally, based on revenue growth and the expense reduction program, we continue to anticipate that we will be cash flow breakeven during 2016.

For additional financial information, I will now turn the call over to Peter.

Peter Goepfrich

Thank you Vern.

I will touch on some key highlights not already addressed by Vern.

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License and appliance revenue will vary quarter to quarter based on the type of contract between Qumu and its customers. Perpetual license and appliance sales generally result in revenue recognized closer to the bookings date.

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Service revenue, which consists of maintenance and support, subscription and support, and professional services, tends to grow more consistently with the renewal and expansion of existing customers and the addition of new customers. Revenue that is recurring in nature includes maintenance and support, and subscription and support. Recurring revenue represented 77% of service revenue and 50% of total revenue in the third quarter 2015.

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Gross margin in the third quarter 2015 was 49% compared with 45% in the third quarter last year and 49% in the second quarter 2015. As we generate additional revenue, the leverage on our investments in customer support and professional services will increase and we expect the gross margin to continue to improve.

Moving on to operating expenses.

•	Total operating expenses in the third quarter increased $2.2 million compared with the third quarter last year and $753,000 compared to the second quarter 2015.

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Third quarter 2015 results included severance expense of $784,000 relating to our expense reduction program and an equipment operating lease loss of $1 million relating to equipment that the we no longer plan to utilize as part of our managed services offering.

Cash, marketable securities and restricted cash were $15.1 million as of September 30, 2015, compared to $21.8 million as of June 30, 2015, the decrease reflects the third quarter operating loss and the impact on cash from changes in working capital primarily related to a $1.5 million customer payment that was anticipated in the third quarter but was received in the fourth quarter. We are confident that, with our anticipated revenue growth and our expense reduction program, we will finish 2015 with approximately $14 million in cash and marketable securities.

Now back to Vern with additional operating highlights and comments on our market.

Vern Hanzlik

Thanks, Peter.

Before I get into the details from the operational highlights, I want to set the table by reviewing our key areas of focus as a company and provide some commentary.

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Qumu is “how business does video.”-- and only Qumu is capable of securely distributing and controlling video to anyone, on any device, on any network (even if that network was never designed to handle video streaming) and provide it all at enterprise scale.

Further, Qumu’s focus on user experience continues to set the bar high against our competitors -- Through multiple successful customer proof-of-concept engagements this quarter, Qumu has demonstrated once again that we are still the only vendor with technology and solutions available in the market today that are proven to scale to meet the business video challenge – we continue to win deals because customers demand the choice and control and completeness of our offering.

•	Our R&D investments have resulted in significant new product introductions and technology partnerships, furthering our lead in this market, as noted by the 2014 Gartner Report.

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For example, we provided a suite of new features for our cloud and hybrid platform to enable every desktop in the enterprise with advanced creation and edit capabilities. This means everyone can use video to enhance their work product. Additionally, our highly configurable user portal interface enables all of our customers’ employees to find and consume their content with an exceptional user experience.

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We also announced a new partnership with Unicon to leverage Qumu’s Video Optimization Pack for Citrix. Through this partnership we can bring the full scope of Qumu’s enterprise video functionality to lower bandwidth VDI desktops. This provides easy-to-use content creation; localized content delivery; and a smaller, customizable, secured OS footprint. Using these video tools, customers will be able to provide or create content for e-learning sessions, product information, product tutorials and video demonstrations to any endpoint in their organization. These are powerful use cases for video in the enterprise and shows how enterprises are advancing video everywhere as the normal way to communication.

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Qumu announced a technology partnership with Elemental and integration with Elemental’s enterprise class encoding solution which allows our customers to have broadcast quality video for all their studio inputs.

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We also announced a new partnership in the Middle East with Ixtel, a great partner with reach into focused verticals, such as, Banking and oil and gas in that region and will drive additional opportunities for Qumu.

Enterprise Customers

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We continue to see enterprises acquire their video software platforms in all deployment styles: on-premise, hybrid and cloud. We have a higher percentage of on-premise deployments for both new and existing customers in Q3 and in our pipeline for Q4. Despite this, we continue to have the vision of building our software with a cloud-first approach, while packaging it for all types of deployment options.

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Our largest enterprise customers are in the Financial Services, Pharmaceuticals and the Industrial verticals. The majority of our deployments in Q3 were either on premise or hybrid, which together represented 75% of deals to date for 2015. On the other hand, our cloud deployments are mainly departmental in large and medium size enterprises, focused on user-generated content and/or external video requirements to integrate with marketing automation tools like Eloqua and Marketo as well as websites, social applications and other enterprise content management applications - like SharePoint and Jive. Our hybrid deployments today are based on upgrades within organizations wanting to change the cost of ownership of video but keep the delivery and user experience on premise. We will continue to see this as a growth area and a competitive differentiator.

•	We continue to expand and upgrade our enterprise customers :

◦	In the quarter, we saw fourteen large enterprises implement an upgrade to the latest release and expand their video platform footprint.

◦	We closed fourteen enterprise deals greater than $200 thousand in total contract value with both existing and new customers and one transaction greater than $1 million in bookings for the quarter.

◦	Our maintenance, support and cloud customers continue to renew at a rate greater than 90%.

•	It was a very productive quarter from an operational standpoint and we are positioned well for the remainder of the year and into 2016.

In summary, I like where we are today. We have a strong product with the right vision, a strong team and the right momentum to carry us into next year well positioned to reach the corporate milestone of being cash flow breakeven during 2016 without sacrificing our growth objectives.

Now, we would like to open the call to questions.

Q&A

Vern Hanzlik

Thank you again for joining us today. We look forward to updating you on our Q4 results in early March. In the meantime, if you have any follow-up questions please contact us directly. Thank you.